Exhibit 99.1

FOR IMMEDIATE RELEASE                     For Additional Information:
                                          Connie Ayres LaPlante
                                          Treasurer
                                          (740) 588-2265


                     FIRST FEDERAL BANCORP, INC. REPORTS
                           THIRD QUARTER EARNINGS

ZANESVILLE, Ohio (July 17, 2003) First Federal Bancorp, Inc. (NASDAQ:
FFBZ), today reported results for the three months and nine months ended June 30, 2003.

Net income was $388,000, or $0.12 per diluted share, for the third quarter 2003 compared with $563,000, or $0.17 per diluted share, for the same period last year. The third quarter 2003 results were impacted by a $314,000 one-time expense to fund termination of the defined benefit plan for First Federal Savings Bank of Eastern Ohio ("First Federal"). Excluding this one-time expense, net income would have been $0.18 per diluted share for the third quarter 2003.

J. William Plummer, President and Chief Executive Officer, stated, "First Federal's loan portfolio grew for the second consecutive quarter compared to the same period a year ago, despite persistent weakness in the national economy. Our emphasis on commercial loans for small businesses as well as home equity loans and variable rate mortgages for consumers is achieving positive results. This improved loan mix contributed to the higher net interest margin, which was 3.76% for the third quarter 2003."

Mr. Plummer continued, "Our credit quality remains strong. We increased the provision for loan losses, consistent with our loan policy, to reflect the growth in variable rate mortgages compared to a year ago. Achievements in other areas during the third quarter were offset by the higher provision for loan losses combined with the one-time expense. Nonetheless, we are encouraged by the progress that is being realized through targeted loan and deposit growth as well as higher non-interest income."

Third Quarter Results
---------------------

Net interest income rose to $2,157,000 for the third quarter 2003 from $2,116,000 for the same period last year. Net interest margin improved due to the increase in interest earning assets and the more favorable mix of total loans. First Federal's loan portfolio was $202,168,000 at June 30, 2003 compared with $195,526,000 at year-end 2002. A substantial portion of the growth during this period was in commercial loans, non-residential real estate loans, and home equity loans. These increases help to diversify First Federal's loan portfolio and are expected to also benefit results in future periods.


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Non-interest income more than doubled to $618,000 for the third quarter
2003 from $306,000 a year ago. This was due to a significant increase in fixed rate mortgage loans that resulted in an $180,000 increase in gains on the sale of those loans. All of First Federal's fixed rate residential mortgage loans are sold to the secondary mortgage market. Additionally, there was a $132,000 increase in other fee income for the third quarter 2003 versus last year.

Non-interest expense rose to $1,998,000 for the third quarter 2003 from $1,538,000 for the same period last year. This increase was primarily due to the $314,000 one-time additional expense to fund termination of First Federal's defined benefit plan.

Nine-Month Results
------------------

Net income was $1,306,000 for the first nine months of 2003 compared with $1,698,000 a year ago. Earnings per diluted share were $0.39 for the 2003 year-to-date period versus $0.51 last year. Excluding the one-time expense, net income per diluted share would have been $0.45 for the nine months ended June 30, 2003.

Net interest income was $6,358,000 for the nine months ended June 30, 2003 or 5.0% below the $6,689,000 for the same period last year. This particularly reflected the reductions in interest rates during the past year. Net interest income began to improve during the third quarter 2003, benefiting from an increase in higher yielding assets and a more favorable deposit mix.

Non-interest income increased 6.1% to $1,278,000 for the 2003 year-to-date period compared to the prior year. Key factors included substantially higher gains on sale of mortgage loans and other fee income.

Non-interest expense was $5,387,000 for the nine months ended June 30, 2003 or 6.5% higher than the same period last year. This was principally due to the $314,000 one-time expense.

Balance Sheet
-------------

Total deposits increased slightly during the quarter to $164,253,000at June 30, 2003 compared with $157,688,000 at year-end 2002. The deposit mix particularly benefited from an increase in amount of lower rate non-certificate of deposits accounts compared with certificate of deposit accounts.

Total assets rose to $235,115,000 at June 30, 2003 from $226,451,000 at
September 30, 2002, an increase of 3.8%. Net loans receivable were $202,168,000 at June 30, 2003, reflecting a 3.4% increase over year-end 2002. Return on average assets was 0.77% for the first nine months of 2003 versus 0.98% for the same period last year. Excluding the one-time expense, the return on average assets was 0.89% for the nine months ended June 30, 2003.

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Total shareholders' equity improved to $21,712,000, or $6.47 per diluted common share, at June 30, 2003. The return on average common shareholders equity was 8.11% for the first nine months of 2003 compared to 10.94% a year ago. Excluding the third quarter 2003 one-time expense, the return on average common shareholders' equity was 9.38% for the nine months ended June 30, 2003.

Asset Quality
-------------

First Federal's non-performing asset ratio remains well below the average for industry peers. Non-performing assets were 0.20% of total assets at June 30, 2003 compared with 0.19% on the same date last year. This ratio has benefited from First Federal's emphasis on prompt collection of delinquencies, especially automobile loans. The loan loss reserve was 0.79% of total loans outstanding at June 30, 2003 compared with 0.84% on the same date a year ago.

First Federal Bancorp, Inc. is the parent company of First Federal Savings Bank of Eastern Ohio, whose primary markets include Coshocton, Guernsey, Licking, Morgan, Muskingum, Perry, and Tuscarawas counties. Additional information is available by contacting Connie Ayres LaPlante, Treasurer, First Federal Bancorp, Inc., at (740) 588-2265. Detailed investor information is available on the Company's website at www.firstfedonline.com.

Statements made in this press release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company's filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are based on information presently available to management. The Company assumes no obligation to update any forward-looking statements.

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                         FIRST FEDERAL BANCORP, INC.

                            FINANCIAL HIGHLIGHTS
                  (In Thousands, except per share amounts)



                                       At June 30,      At Sept. 30,
                                          2003              2002
                                          ----              ----
                                       (Unaudited)

Selected Financial Condition Data:
Assets                                  $235,115          $226,451
Loans Receivable - Net                  $202,168          $195,526
Mortgage-Backed Securities              $    348          $    416
Investment Securities                   $  8,686          $  9,694
FHLB Stock                              $  4,736          $  4,591
Deposits                                $164,253          $157,688
Total Equity                            $ 21,712          $ 21,294
Total Equity Per Share                  $   6.47          $   6.30





                                              Three Months Ended                 Nine Months Ended
                                                    June 30,                          June 30,
                                             2003             2002             2003             2002
                                             ----             ----             ----             ----
                                         (Unaudited)      (Unaudited)      (Unaudited)      (Unaudited)

Selected Operations Data:
Total Interest Income                    $    3,463       $    3,788       $   10,569       $   12,071
Total Interest Expense                        1,306            1,672            4,211            5,382
                                         ----------       ----------       ----------       ----------

Net Interest Income                      $    2,157       $    2,116       $    6,358       $    6,689
Provision For Loan Losses                       186               16              256              221
                                         ----------       ----------       ----------       ----------

Net Interest Income After Provision
   For Loan Losses                       $    1,971       $    2,100       $    6,102       $    6,468
Noninterest Income                              618              306            1,278            1,204
                                         ----------       ----------       ----------       ----------
Noninterest Expense                           1,998            1,538            5,387            5,058
                                         ----------       ----------       ----------       ----------

Income Before Income Tax                 $      591       $      868       $    1,993       $    2,614
Provision For Income Tax                        203              305              687              916
                                         ----------       ----------       ----------       ----------

Net Income                               $      388       $      563       $    1,306       $    1,698
                                         ==========       ==========       ==========       ==========

Earnings Per Share:
   Basic                                 $      .12       $      .17       $      .40       $      .53
                                         ==========       ==========       ==========       ==========
   Diluted                               $      .12       $      .17       $      .39       $      .51
                                         ==========       ==========       ==========       ==========

Weighted Average Common and
  Common Equivalent Shares:

   Basic                                  3,218,695        3,245,989        3,237,021        3,180,299
                                         ==========       ==========       ==========       ==========
   Diluted                                3,333,350        3,376,424        3,353,731        3,348,350
                                         ==========       ==========       ==========       ==========



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                         FIRST FEDERAL BANCORP, INC.

                            FINANCIAL HIGHLIGHTS
                               (In Thousands)
                                 (Unaudited)




                                                      At or for the Three Months      At or for the Nine Months
                                                             Ended June 30,                 Ended June 30,
                                                         2003             2002           2003            2002
                                                         ----             ----           ----            ----

Selected Financial Ratios And Other Data:
Performance Ratios (Annualized):
   Return on Average Assets                               .68%             .98%           .77%            .98%
   Return on Average Equity                              7.19%           10.66%          8.11%          10.94%
   Interest Rate Spread:
      Average During Period                              3.83%            3.81%          3.80%           3.94%
      At End of Period                                   3.99%            3.95%          3.98%           4.14%
   Net Interest Margin                                   3.76%            3.68%          3.74%           3.87%
   Noninterest Expense to Average Assets                 3.48%            2.68%          3.17%           2.93%

Quality Ratios:

   Nonperforming Assets to Total Assets
     at End of Period                                     .20%             .19%           .20%            .19%
   Efficiency Ratio                                     67.62%           59.14%         65.57%          60.09%

Capital Ratios:
   Total Equity to Total Assets at End of Period         9.23%            9.19%          9.23%           9.43%
   Average Interest-earning Assets to
     Average Interest-bearing Liabilities              106.72%          104.65%        106.57%         106.18%




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